                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the registrant                             [X]

    Filed by a party other than the registrant          [ ]

    Check the appropriate box:

    [ ]         Preliminary proxy statement

    [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    [X]         Definitive proxy statement

    [ ]         Definitive additional materials

    [ ]         Soliciting material pursuant to Section 240.14a-11-12


                                KELLOGG COMPANY
                (Name of Registrant as Specified in its Charter)


                                KELLOGG COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    [X]         $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2), or
                Item 22(a) of Schedule 14A

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3)

    [ ]         Fee computed on table below per Exchange Act Rule 14a-6(i)(3)
                (1) Title of each class of securities to which transaction applies:
                        ------------------------------------------------------
                (2) Aggregate number of securities to which transaction applies:

                ----------------------------------------------------------------
                (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                (4) Proposed maximum aggregate value of transaction:

                ----------------------------------------------------------------
                (5) Total fee paid:
                                   ---------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                (1) Amount previously paid:
                                           -------------------------------------
                (2) Form, Schedule or Registration Statement No.:
                                                                 ---------------
                (3) Filing party:
                                 -----------------------------------------------
                (4) Date filed:
                               -------------------------------------------------

                                 KELLOGG'S LOGO

               KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

Dear Stockholder:

It is my pleasure to invite you to attend the 1996 Annual Meeting of Stockholders of Kellogg Company to be held at 1 p.m. on Friday, April 19, 1996. The meeting will be held at the W.K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.

ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS ONLY. IF YOU PLAN ON ATTENDING THE MEETING, PLEASE COMPLETE AND RETURN THE TICKET REQUEST ON THE INSIDE BACK PAGE OF THE PROXY STATEMENT. STOCKHOLDERS WHO ARE NOT PRE-REGISTERED WILL ONLY BE ADMITTED TO THE MEETING UPON VERIFICATION OF STOCK OWNERSHIP.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your Proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you so desire.

Sincerely,

Arnold G. Langbo

Arnold G. Langbo
Chairman of the Board
Chief Executive Officer

March 13, 1996

                                KELLOGG COMPANY
                               ONE KELLOGG SQUARE
                          BATTLE CREEK, MI 49016-3599

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 19, 1996

TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of Stockholders of Kellogg Company, a Delaware corporation, will be held at 1 p.m. on Friday, April 19, 1996, at the W.K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

        1. To elect four directors for a three-year term to expire at the 1999 Annual Meeting of Stockholders;

        2. To consider and act upon a proposed amendment to the Company's Amended Restated Certificate of Incorporation to increase the authorized number of shares of common stock;

        3. To consider and act upon proposed amendments to the Kellogg Company 1990 Stock Compensation Program for Non-Employee Directors;

        4. To take action upon any other matters that may properly come before the meeting or any adjournments thereof.

     In accordance with the Bylaws and action of the Board of Directors, only stockholders of record at the close of business on March 1, 1996, will receive notice of and be entitled to vote at the meeting or any adjournments thereof.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                                RICHARD M. CLARK
                             Senior Vice President
                         General Counsel and Secretary

March 13, 1996

                                KELLOGG COMPANY

                               ONE KELLOGG SQUARE
                       BATTLE CREEK, MICHIGAN 49016-3599

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON FRIDAY, APRIL 19, 1996


     This Proxy Statement and the accompanying Proxy are furnished to stockholders of Kellogg Company (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held in Battle Creek, Michigan, on Friday, April 19, 1996, or any adjournments thereof. The Annual Report of the Company for 1995 including financial statements, the Notice of Annual Meeting, this Proxy Statement and the enclosed form of Proxy were initially mailed to stockholders on or about March 13, 1996. The enclosed Proxy is solicited by the Board of Directors of the Company. The record date for determining stockholders entitled to vote at the Annual Meeting is March 1, 1996. Each of the 215,103,803 shares of common stock of the Company issued and outstanding on that date is entitled to one vote at the Annual Meeting.


     The cost of preparing and mailing the Notice of Annual Meeting and Proxy Statement is to be borne by the Company. The Company has retained the services of Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees and other fiduciaries. The fees and expenses of that firm for their services are expected to be approximately $18,000. Arrangements have also been made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting material to the beneficial owners of the common stock of the Company at the Company's expense.

     Please complete and sign the enclosed Proxy and return it to the Company. Any person giving a Proxy has the power to revoke it at any time before it is voted, by delivery of a later-dated duly executed Proxy or in person at the Annual Meeting. Unless so revoked, all Proxies which are properly executed and received at or prior to the meeting will be voted in accordance with their specifications. If no contrary instruction is indicated in the Proxy, it will be voted "FOR" the election of directors as nominated, "FOR" Proposal 2 and Proposal 3, and in the discretion of the person(s) named as the proxy if any other business should properly come before the meeting.

     When a Proxy is returned properly dated and signed, the shares represented thereby, including shares held under the Company's Dividend Reinvestment Plan, will be voted by the person(s) named as the proxy in accordance with each stockholder's directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under the Company's Savings and Investment Plans. Abstention votes and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists.

     Upon written request of any person whose Proxy is solicited herein, the Company will, after March 29, 1996, provide, without charge, a copy of the Company's Annual Report on Form 10-K for 1995 required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including the financial statements and schedules thereto, but without exhibits. All such requests may be directed to the Consumer Affairs Office, Kellogg Company, One Kellogg Square, P.O. Box CAMB, Battle Creek, Michigan 49016-1986.

                               SECURITY OWNERSHIP

     The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than five percent (5%) of the Company's common stock.


                                                                                            PERCENT OF CLASS ON
                      BENEFICIAL OWNER                        SHARES BENEFICIALLY OWNED      DECEMBER 31, 1995
------------------------------------------------------------  -------------------------     -------------------
W. K. Kellogg Foundation Trust(1)
  c/o The Bank of New York Company, Inc.
  One Wall Street
  New York, NY 10286                                                72,978,020 shares(2)            33.7
George Gund III
  1821 Union Street
  San Francisco, CA 94123                                           25,245,200 shares(3)            11.6


---------------

(1) The trustees of the W.K. Kellogg Foundation Trust (the "Trust") are William
    C. Richardson, Russell G. Mawby, William E. LaMothe and The Bank of New York. The W.K. Kellogg Foundation, a Michigan charitable corporation (the "Foundation"), is the sole beneficiary of the Trust. Under the terms of the Trust, in the event that a majority of the trustees of the Trust (which majority must include the Bank of New York as corporate trustee) are unable to agree, the Foundation has the power to direct the voting of the common stock held in the Trust. With certain limitations, the Foundation also has the power to select or reject the selection of successor trustees of the Trust and to remove any trustee. Moreover, the Trust requires that a trustee of the Foundation be a trustee of the Trust.


(2) Does not include 360,960 shares held in certain other trusts in which both the Trust and the Foundation have present or contingent beneficial interests and does not include an additional 355,000 shares held in trusts in which the Foundation has present or contingent beneficial interests. The Bank of New York is a trustee of the Trust and shares voting and investment power with respect to shares owned by the Trust with the other three trustees. The Bank of New York has sole voting power for 90,446 shares, shared voting power for 74,697,558 shares (including those shares beneficially owned by the Trust), sole investment power for 29,500 shares and shared investment power for 73,027,510 shares (including those shares beneficially owned by the Trust). The aggregate amount beneficially owned by the Bank of New York is 74,788,004.



(3) George Gund III has sole power to vote or direct the vote of 112,000 shares; shared power to vote or direct the vote of 25,133,200 shares; and shared power to dispose or direct the disposition of 7,349,546 shares. 6,291,200 of the shares which Mr. Gund has shared power to vote and shared power to dispose are held by a nonprofit foundation of which George Gund III is one of five trustees and one of nine members, as to which shares Mr. Gund disclaims beneficial ownership. Gordon Gund, a director of the Company, is a brother of George Gund III and does not have any voting or investment power in any of the shares shown as beneficially owned by George Gund III. KeyCorp, as trustee for certain Gund family trusts, as well as other trusts, has sole voting power for 241,688 shares; shared voting power for 7,369,757 shares (including certain of the shares beneficially owned by George Gund
    III); sole investment power for 18,170,394 shares; and shared investment power for 7,318,872 shares. The aggregate amount beneficially owned by KeyCorp is 25,526,514 shares.

     The following table shows the number of shares of common stock of the Company beneficially owned as of February 1, 1996, by each continuing director and nominee for director; each executive officer included in the Summary Compensation Table; and all directors and executive officers as a group.

                                  SHARES BENEFICIALLY
NAME                                   OWNED(1)
--------------------------------  -------------------
William A. Camstra..............         123,805
Donald G. Fritz.................          83,249
Claudio X. Gonzalez.............           1,234
Gordon Gund(2)..................           3,200
Thomas A. Knowlton..............         110,593
William E. LaMothe(3)...........         452,154
Arnold G. Langbo................         460,421
Russell G. Mawby(3).............           3,600
Ann McLaughlin(2)...............           1,885
J. Richard Munro................           1,400

                                  SHARES BENEFICIALLY
NAME                                   OWNED(1)
--------------------------------  -------------------
Harold A. Poling................           1,200
William C. Richardson(3)........             200
Donald Rumsfeld(2)..............           8,200
Timothy P. Smucker(2)(4)........           3,200
Donald W. Thomason..............         115,353
Dolores D. Wharton..............           6,274
John L. Zabriskie...............             500
All executive officers and
  directors as a group(5).......       1,935,296


---------------

(1) The number of shares shown in the table includes the following shares which certain executive officers of the Company may acquire by exercising options granted them under Company-sponsored stock plans and which remain unexercised on February 1, 1996: William A. Camstra, 57,167; Donald G. Fritz, 65,761; Thomas A. Knowlton, 82,149; Arnold G. Langbo, 374,356; Donald
    W. Thomason, 85,020; all directors and executive officers as a group, including the above named individuals, 1,037,007.

(2) Does not include the number of common stock units held at December 31, 1995 under the Deferred Compensation Plan for Non-Employee Directors as follows:
    Mr. Gund 9,741; Ms. McLaughlin 1,713; Mr. Rumsfeld 3,782; and Mr. Smucker 4,765. The units have no voting rights.

(3) Does not include shares owned by the Trust as to which Mr. LaMothe and Drs. Mawby and Richardson, as trustees of the Trust, share voting and investment power or shares as to which the Trust or the Foundation has present or contingent beneficial interests.

(4) Does not include 300 shares held by Mr. Smucker's wife as custodian as to which Mr. Smucker has neither voting nor investment power. Mr. Smucker disclaims beneficial ownership of such shares.

(5) Represents less than one percent of the Company's issued and outstanding common stock.

PROPOSAL 1.

                             ELECTION OF DIRECTORS


     The Amended Restated Certificate of Incorporation and the Bylaws of the Company provide that the Board of Directors shall be comprised of not less than seven nor more than fifteen directors divided into three classes as nearly equal in number as possible and that each director shall be elected for a term of three years with a term of one class expiring each year. There are currently twelve members of the Board.


     Four directors are to be elected at the Annual Meeting to serve for a term ending at the 1999 Annual Meeting of Stockholders. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOLLOWING NOMINEES: Claudio X. Gonzalez, William C. Richardson, Donald Rumsfeld, and John L. Zabriskie. Each nominee was proposed by the Nominating Committee for consideration by the Board of Directors and presentment to the stockholders.


     Persons receiving a plurality of the votes cast at the Annual Meeting will be elected directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors. Shares not voted (whether by abstention, broker non-votes or otherwise) have no effect on the election. In case any nominee is unable or declines to serve, Proxies will be voted for the balance of those named and for such person as shall be designated by the Board of Directors to replace any such nominee. However, the Board of Directors does not anticipate this will occur.

          NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE
                              1999 ANNUAL MEETING


                  CLAUDIO X. GONZALEZ. Mr. Gonzalez, age 61, has served as a director of the Company
PHOTO             since 1990. In 1973, he was named Chairman of the Board and Chief Executive Officer of
                  Kimberly-Clark de Mexico, S.A. de C.V., a producer of consumer disposable tissue products, writing and other papers, and pulp. He is a director of Kimberly-Clark
                  Corporation; General Electric Co.; Banco Nacional de Mexico; Grupo Industrial ALFA;
                  Grupo Industrial Saltillo; Grupo Carso; Telefonos de Mexico; and The Mexico Fund.
                  WILLIAM C. RICHARDSON. Dr. Richardson, age 55, has been nominated for election to the
PHOTO             Board of Directors at the 1996 Annual Meeting. He is President and Chief Executive
                  Officer, and a member of the Board of Trustees of the W. K. Kellogg Foundation and a
                  trustee of the W. K. Kellogg Foundation Trust. Before joining the Foundation in August
                  1995, Dr. Richardson had been president of The Johns Hopkins University in Baltimore,
                  Maryland since 1990. He is a director of CSX Corporation and Mercantile Bankshares
                  Corporation.
                  DONALD RUMSFELD. Mr. Rumsfeld, age 63, has served as a director of the Company since
PHOTO             1985. He currently serves as Chairman of the Board of Trustees of the RAND
                  Corporation. In 1993, Mr. Rumsfeld retired as Chairman and Chief Executive Officer of
                  General Instrument Corporation, an international electronics company, a position which he had held since 1990. Mr. Rumsfeld is a director of The Allstate Insurance Co.;
                  Amylin Pharmaceuticals, Inc.; Gilead Sciences, Inc.; Metricom, Inc.; Sears, Roebuck &
                  Co.; and the Tribune Company.
                  JOHN L. ZABRISKIE. Dr. Zabriskie, age 56, has served as a director of the Company
PHOTO             since January 1, 1995. He is President and Chief Executive Officer of Pharmacia &
                  Upjohn Inc., one of the largest drug manufacturers in the world. From 1993 to 1994,
                  Dr. Zabriskie was Executive Vice President of Merck & Co., Inc. Prior to 1993, Dr.
                  Zabriskie served as Senior Vice President of Merck.


          CONTINUING DIRECTORS TO SERVE UNTIL THE 1997 ANNUAL MEETING

                  ARNOLD G. LANGBO. Mr. Langbo, age 58, has served as a director of the Company since
PHOTO             1990 and was elected Chairman of the Board and Chief Executive Officer effective
                  January 1, 1992. Mr. Langbo has been employed by the Company since 1956. He served as
                  President and Chief Operating Officer of the Company from 1990 through 1991. Mr.
                  Langbo is a director of Johnson & Johnson and Whirlpool Corporation.
                  J. RICHARD MUNRO. Mr. Munro, age 65, has served as a director of the Company since
PHOTO             1990. He is Chairman of the Executive Committee of Time Warner Inc., a publishing and entertainment company. Prior thereto, he was Co-Chairman and Co-Chief Executive
                  Officer of Time Warner Inc. Mr. Munro is a director of Time Warner Inc.; Mobil
                  Corporation; K Mart Corporation and Genentech, Inc.

                  HAROLD A. POLING. Mr. Poling, age 70, has served as a director of the Company since
PHOTO             1993. In 1993, Mr. Poling retired as Chairman of the Board and Chief Executive Officer of Ford Motor Company, an automobile manufacturing company, a position he had held since 1990. He is a director of Shell Oil Company, LTV Corporation and Flint Ink
                  Corporation.
                  TIMOTHY P. SMUCKER. Mr. Smucker, age 51, has served as a director of the Company since
PHOTO             1989. He is Chairman of The J. M. Smucker Company, a leading manufacturer of preserves, jellies and ice cream toppings, a position he has held since 1987. Mr.
                  Smucker is a director of Huntington BancShares Inc.
                  DOLORES D. WHARTON. Mrs. Wharton, age 68, has served as a director of the Company
PHOTO             since 1976. She is Chairman and Chief Executive Officer of The Fund for Corporate
                  Initiatives, Inc., a private operating foundation devoted to strengthening the role of minorities and women in the corporate world. Mrs. Wharton is a director of Gannett
                  Co., Inc.; Communication Satellite Corp. (COMSAT); and Capital Bank & Trust Company of
                  Albany, New York.

          CONTINUING DIRECTORS TO SERVE UNTIL THE 1998 ANNUAL MEETING


                  GORDON GUND. Mr. Gund, age 56, has served as a director of the Company since 1986. He
PHOTO             is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. Mr. Gund is the principal owner of the Cleveland
                  Cavaliers NBA team and the Gund Arena; general partner of GUS Enterprises, a real estate development company; principal owner and Chairman of Nationwide Advertising
                  Service, Inc., a recruitment advertising agency; and a co- owner of the San Jose
                  Sharks NHL team. He is a director of Corning, Incorporated.
                  WILLIAM E. LAMOTHE. Mr. LaMothe, age 69, has served as a director of the Company since
PHOTO             1972. He retired as Chairman of the Board and Chief Executive Officer of the Company
                  in 1991, and had been employed by the Company since 1950. He is a member of the Board of Trustees of the W.K. Kellogg Foundation and a trustee of the W.K. Kellogg
                  Foundation Trust. Mr. LaMothe is a director of The Allstate Insurance Co.; Sears,
                  Roebuck & Co.; and Pharmacia & Upjohn Inc.

                  RUSSELL G. MAWBY. Dr. Mawby, age 68, has served as a director of the Company since
PHOTO             1974. He is Chairman Emeritus and a member of the Board of Trustees of the W.K.
                  Kellogg Foundation and a trustee of the W.K. Kellogg Foundation Trust. Dr. Mawby was employed by the Foundation in 1964 and was named Chief Executive Officer in 1970. He is a director of The J. M. Smucker Company.
                  ANN MCLAUGHLIN. Ms. McLaughlin, age 54, has served as a director of the Company since
PHOTO             1989. She is Vice Chairman of The Aspen Institute, a nonprofit organization. She served as President of the Federal City Council in Washington, D.C., a nonprofit organization, from 1990 to 1995. She was President and Chief Executive Officer of New
                  American Schools Development Corporation, a private, nonprofit education reform organization, from July 1992 until April 1993. She is a director of AMR Corporation
                  (the parent company of American Airlines); General Motors Corporation; Nordstrom,
                  Inc.; Potomac Electric Power Company; Host Marriott Corporation; Union Camp
                  Corporation; Federal National Mortgage Association (Fannie Mae); Harman International
                  Industries, Inc.; Sedgwick Group plc.; and Vulcan Materials Company.

                          ABOUT THE BOARD OF DIRECTORS

     The Board of Directors has the following standing committees: Executive Committee, Audit Committee, Committee on Social Responsibility, Compensation Committee, Employee Benefits Advisory Committee, Finance Committee, and Nominating Committee.

     The Executive Committee is generally empowered to act on behalf of the Board. The Executive Committee did not meet during 1995. The members of the Executive Committee are Mr. Langbo, Chairman, Mr. Gund, Dr. Mawby and Mr. Poling.

     The Audit Committee reviews the accounting principles, the controls and scope of the audit practices of the Company, and makes reports and recommendations to the Board of Directors on those matters and with respect to the independent auditor and internal auditors. It met two times in 1995. The members of the Audit Committee are Mr. Gonzalez, Chairman, Ms. McLaughlin, Mr. Munro, Mr. Smucker and Dr. Zabriskie.

     The Committee on Social Responsibility investigates and reviews the manner in which the Company discharges its social responsibilities and recommends to the Board of Directors policies, programs and procedures it deems appropriate to enable the Company to carry out and discharge fully its social responsibilities. It met one time in 1995. The members of the Committee on Social Responsibility are Ms. McLaughlin, Chairman, Mr. LaMothe, Dr. Mawby, Mrs. Wharton and Dr. Zabriskie.

     The Compensation Committee reviews recommendations for compensating management personnel, determines compensation of the Chief Executive Officer and provides advice and recommendations to the Board of Directors on these subjects. It met one time in 1995. The members of the Compensation Committee are Dr. Mawby, Chairman, Mr. Gund, Mr. Munro, Mr. Poling, Mr. Rumsfeld and Mrs. Wharton.


     The Employee Benefits Advisory Committee reviews the financial performance of the Company's employee benefit plans and reports to the Board of Directors with respect thereto. It met one time in 1995. The members of the Employee Benefits Advisory Committee are Mrs. Wharton, Chairman, Mr. Gonzalez, Mr. Smucker and Dr. Zabriskie.

     The Finance Committee reviews and makes recommendations to the Board of Directors regarding the financial and capital structure of the Company, borrowing commitments, and other significant financial matters. It met two times in 1995. The members of the Finance Committee are Mr. Rumsfeld, Chairman, Mr. Gonzalez, Mr. LaMothe and Mr. Smucker.


     The Nominating Committee advises the Board on corporate governance issues, investigates and reviews the qualifications of candidates, recommends nominees to the Board of Directors and reviews the functioning of the Board and the fulfillment of its duties and responsibilities. It met two times in 1995. The members of the Nominating Committee are Mr. Gund, Chairman, Mr. LaMothe, Ms. McLaughlin, Mr. Munro, Mr. Poling and Mr. Rumsfeld.

     During 1995, the Board of Directors held seven meetings. All of the directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the directors were members during 1995; except that Dr. Zabriskie attended 73% of the total number of such meetings. Mr. Charles Elliott, who retired as an Officer and Director of the Company in July of 1995, failed to timely file one Form 4 in connection with one transaction in November of 1995.

NON-EMPLOYEE DIRECTOR COMPENSATION AND BENEFITS

     Each director who is not an employee of the Company receives an annual retainer fee of $25,000; $1,000 for each meeting of the Board of Directors or committee of the Board of Directors attended; $4,000 if he or she served as Chairman of a committee; and reimbursement for all expenses incurred in attending such meetings.

     Under the Stock Compensation Program for Non-Employee Directors (the "Program"), 200 shares of common stock are granted to all eligible non-employee directors following the annual meeting. The directors also receive a payment each year to compensate them for the taxes incurred as a result of receiving the shares of stock. 187,200 shares of stock are available for issuance under the Program. See Proposal 3 on page 15 of this Proxy Statement concerning proposed amendments to the Program.

     Under the Deferred Compensation Plan for Non-Employee Directors, non-employee directors of the Company may each year make an irrevocable election to defer receipt of all or a specified portion of cash compensation payable for the ensuing year to be credited to an account in the form of units equivalent to the fair market value of the Company's common stock. In the event that dividends may be declared by the Board, a fractional unit representing the dividend paid per share of common stock shall be credited for each whole unit then allocated to the account of a participating director. A participant's account balance is paid in cash upon his or her termination of service as a director, over a period from one to ten years, depending on the election of the director.


     Prior to February 16, 1996, non-employee directors were entitled to be paid an annual retirement benefit for a maximum of up to ten years in an amount equal to the standard annual retainer payable to non-employee directors at the time of such directors' retirement. On February 16, 1996, the Board eliminated this benefit. The actuarial equivalent of the amounts that would have been due to non-employee directors upon retirement had the benefit not been eliminated, assuming all directors had completed the vesting period, have been converted into shares of common stock and placed in a trust for the benefit of each of the directors. Under the terms of the trust, the shares will be made available to a director only upon termination of his or her service on the Board. The number of shares to be placed in trust for the benefit of the directors, in the aggregate, is approximately 16,000, depending on the average share price of the Company's stock for the 12 months ended April 30, 1996.


     The Company maintains Director and Officer Liability Insurance which individually insures the directors and officers of the Company against losses which they become legally obligated to pay resulting from their actions while performing duties on behalf of the Company. Travel accident insurance is also maintained for each director of the Company.

     The Company has a Director's Charitable Awards Program, in which each director may name up to four organizations to which the Company would contribute an aggregate of $1 million upon the death of the director. The Board has voted to eliminate this program with respect to directors first elected after December 1, 1995.

OTHER TRANSACTIONS


     The Company purchased $33,591,809 of products from The J. M. Smucker Company during 1995. Timothy P. Smucker, a director of the Company, is Chairman of The J. M. Smucker Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning the compensation of the Company's Chief Executive Officer and the other four most highly compensated executive officers for the last three years.


                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                        ------------------------
                                               ANNUAL COMPENSATION                        AWARDS
                                 ------------------------------------------------       ----------       PAYOUTS
                                                                          OTHER         SECURITIES       -------
     NAME AND                                                            ANNUAL         UNDERLYING        LTIP         ALL OTHER
     PRINCIPAL                              SALARY         BONUS        COMPENSA-        OPTIONS         PAYOUTS       COMPENSA-
     POSITION                    YEAR         ($)           ($)          TION($)          (#)(1)           ($)         TION($)(2)
-------------------              ----       -------       -------       ---------       ----------       -------       ----------
A. G. Langbo                     1995       880,000       765,000              0          294,149              0         10,213
  Chief                          1994       800,000       688,500              0           83,000              0          9,967
  Executive Officer              1993       720,000       546,000          3,920(3)       117,791        122,847(3)      10,154
T. A. Knowlton                   1995       470,000       362,100         12,323(4)        75,712              0         10,013
  Executive                      1994       379,167       255,000         82,934(4)        18,500              0         10,034
  Vice President                 1993       330,000       172,900         96,179(4)        16,000              0         11,380
D. G. Fritz                      1995       380,000       280,500        141,786(4)        50,343              0         10,080
  Executive                      1994       285,000       178,500        200,325(4)        15,304              0          8,127
  Vice President                 1993       245,000       113,750         89,533(4)        19,372              0          9,388
D. W. Thomason                   1995       380,000       260,100              0           71,446              0          9,913
  Executive                      1994       345,000       234,600              0           20,000              0          9,634
  Vice President                 1993       315,000       182,000              0           24,574              0          9,421
W. A. Camstra                    1995       340,000       209,100          3,234(4)        76,502              0          9,847
  Executive                      1994       315,000       204,000         17,488(4)        13,000              0          9,514
  Vice President                 1993       303,000       136,500         27,119(4)        11,000              0          9,090


---------------

(1) Includes new stock options and reload options granted under the 1991 Incentive Plan. New stock options were granted in 1993, 1994, and 1995 for 65,000, 83,000, and 150,000 shares to Mr. Langbo (including 10,000 shares granted in January 1994, January 1995, and March 1996 in lieu of a portion of his bonus for 1993, 1994 and 1995); 16,000, 18,500, and 35,000 shares to
    Mr. Knowlton; 10,000, 11,500, and 28,000 shares to Mr. Fritz; 17,000,
    20,000, and 27,000 shares to Mr. Thomason; and 11,000, 13,000, and 20,000 shares to Mr. Camstra, respectively. All other options granted to such persons were reload options. A "Reload Option" is granted when Company stock is surrendered to pay the exercise price of a stock option. The holder of the option is granted a Reload Option for the number of shares surrendered. For all Reload Options, the expiration date is not changed, but the option price becomes the fair market value of the Company's stock on the date the Reload Option is granted.

(2) Represents Company matching contributions on behalf of each named individual to the Kellogg Company Salaried Savings and Investment Plan.

(3) Represents dividend equivalents paid under the Company's Book Value Unit/Share Incentive Plan and the distribution of all accrued benefits to Mr. Langbo in 1993 upon the discontinuance of the Plan.


(4) Represents allowances paid to or on behalf of Mr. Knowlton, Mr. Fritz and Mr. Camstra primarily under the Company's Expatriate Compensation Program. Mr. Knowlton's compensation included a housing allowance (net of Mr. Knowlton's contribution) of $30,704 in 1993 and $25,484 in 1994, and a schooling allowance of $9,991 in 1995. Mr. Fritz's compensation included a housing allowance (net of Mr. Fritz's contribution) of $40,628 in 1993 and $67,872 in 1995, a home leave allowance of $24,826 in 1993, and relocation expenses of $80,016 in 1994. Mr. Camstra's compensation included a housing allowance (net of Mr. Camstra's contribution) of $27,119 in 1993 and $11,506 in 1994, and a company-paid automobile in 1995.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding stock options granted during 1995 to the persons named in the Summary Compensation Table.


                                        INDIVIDUAL GRANTS
                                 --------------------------------
                                    NUMBER OF         % OF TOTAL
                                   SECURITIES           OPTIONS                                            GRANT
                                   UNDERLYING         GRANTED TO                                           DATE
                                     OPTIONS           EMPLOYEES        EXERCISE                          PRESENT
                                     GRANTED           IN FISCAL          PRICE         EXPIRATION         VALUE
             NAME                    (#)(1)            YEAR (%)         ($/SHARE)          DATE           ($)(3)
-------------------------------  ---------------      -----------       ---------       ----------       ---------
A. G. Langbo                     New options
                                   150,000(2)             5.77           55.5625           1/20/05       1,749,000
                                 Reload options
                                    69,783                2.68           63.5625           1/21/04         808,087
                                    74,366                2.86           74.1875           1/20/05         934,037
T. A. Knowlton                   New options
                                    35,000                1.35           55.5625           1/20/05         408,100
                                 Reload options
                                    16,480                 .63           63.5625           1/21/04         190,838
                                    24,232                 .93           72.0625           1/20/05         298,296
D. G. Fritz                      New options
                                    28,000                1.08           55.5625           1/20/05         326,480
                                 Reload options
                                    10,387                 .40           62.6875           1/21/04         114,776
                                    11,956                 .46           74.1875           1/20/05         150,167
D. W. Thomason                   New options
                                    27,000                1.04           55.5625           1/20/05         314,820
                                 Reload options
                                    17,817                 .69           63.5625           1/21/04         206,321
                                      2,568                .10           74.1875          11/30/98          32,254
                                    20,221                 .78           74.1875           1/20/05         253,976
                                      3,840                .15           74.1875           1/29/03          48,230
W. A. Camstra                    New options
                                    20,000                 .77           55.5625           1/20/05         233,200
                                 Reload options
                                    11,581                 .45           63.5625           1/21/04         134,108
                                    10,783                 .41           63.5625           1/29/03         124,867
                                    14,978                 .58           74.1875           1/20/05         188,124
                                     9,922                 .38           74.1875           1/21/04         124,620
                                     9,238                 .36           74.1875           1/29/03         116,029


---------------

(1) Stock options granted under the 1991 Incentive Plan. The new options are exercisable on the date granted, have an exercise price equal to the fair market value of the common stock on the date of grant, generally expire ten years and one day after grant and include (a) the right to pay the exercise price in cash or with shares of stock previously acquired by the optionee;
    (b) the right to have shares of stock withheld by the Company to pay tax withholding obligations due in connection with the exercise; and (c) the right to receive a Reload Option as described in footnote (1) to the Summary Compensation Table.

(2) Includes 10,000 options which the Compensation Committee granted in January 1995 to Mr. Langbo in lieu of a portion of his cash bonus for 1994. Does not include 10,000 options which the Compensation Committee granted in March 1996 to Mr. Langbo in lieu of a portion of his cash bonus for 1995.

(3) Grant date present value is determined using the Black-Scholes model. The model makes assumptions about future variables, so the actual value of the options may be greater or less than the values stated in the table. For new options the calculations assume a dividend yield of 2.34%, volatility of approximately 21.5%, and a risk-free rate of return of 7.8% based on the U.S. Treasury bill rate for three-year maturities on the grant date. For Reload Options the calculations assume a dividend yield of between 2.02% and 2.39%, volatility of approximately 19%, and a risk-free rate of return of between 5.5% and 7.0% based on the U.S. Treasury bill rate for three-year maturities on the grant date. In view of the Company's experience and the inherent motivation to exercise options early in their terms because of the reload option feature, options were assumed to be outstanding for three years at the time of exercise. Optionees may decide to exercise their options either earlier or later than this assumed period resulting in different values from those shown in the table. No downward adjustments were made to the resulting grant date option value to account for potential forfeiture or the nontransferable nature of these options.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table provides information regarding the pre-tax value realized from the exercise of stock options during 1995 and the value of unexercised in-the-money options held at December 31, 1995 by the persons named in the Summary Compensation Table.

                                                                         NUMBER OF SECURITIES           VALUE OF UNEXERCISED,
                                                                        UNDERLYING UNEXERCISED               IN-THE-MONEY
                                        SHARES                            OPTIONS AT FY-END              OPTIONS AT FY-END($)
                                     ACQUIRED ON         VALUE       ----------------------------    ----------------------------
              NAME                  EXERCISE(#)(1)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------   --------------    -----------    -----------    -------------    -----------    -------------
A. G. Langbo                            177,628        2,392,805       374,356            0            4,614,278          0
T. A. Knowlton                           49,929          646,922        82,149            0              785,145          0
D. G. Fritz                              27,464          367,048        65,761            0              932,514          0
D. W. Thomason                           54,532          724,963        85,020            0              868,024          0
W. A. Camstra                            66,364          714,055        57,167            0              153,534          0

---------------
(1) Share amounts reflected as acquired are gross amounts, not reduced for any shares tendered by the individual as payment on exercise.

                             SELECTED BENEFIT PLANS

KELLOGG COMPANY SALARIED PENSION PLAN

     Retirement benefits under the Kellogg Company Salaried Pension Plan (the "Pension Plan"), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the "Code"), are payable to salaried employees who have vested upon retirement at age 65 or in reduced amounts upon earlier retirement prior to age 65 in accordance with the Pension Plan. Benefits are based upon credited years of service and average annual compensation (salary and bonus) for the three consecutive years during the last ten years of employment producing the greatest average. Benefits are reduced by a portion of the retiree's Social Security-covered compensation and, for retirees who were participants of a previous profit-sharing plan, by certain amounts accrued pursuant to that plan. The Company also maintains a Supplemental Retirement Plan and an Excess Benefit Retirement Plan which provide for payment of benefits to all participants in the Pension Plan equal to the benefits that would have been payable under the Pension Plan but for certain limitations imposed by the Code. Estimated annual benefits payable upon retirement to persons of the specified compensation and years of credited service classifications, as reduced by Social Security benefits (assuming their present levels), are as shown in the following table. Such amounts assume payments in the form of a straight life annuity and include the payment of benefits under the Company's Supplemental Retirement Plan and Excess Benefit Retirement Plan.

                               PENSION PLAN TABLE

                                                                            AVERAGE YEARS OF SERVICE
                                                        ----------------------------------------------------------------
                     REMUNERATION                          15           25           30            40             45
------------------------------------------------------  --------     --------     --------     ----------     ----------
$ 300,000.............................................  $ 66,275     $110,459     $132,551     $  177,142     $  199,642
$ 500,000.............................................  $111,275     $185,459     $222,551     $  297,142     $  334,642
$ 750,000.............................................  $167,525     $279,209     $335,051     $  447,142     $  503,392
$1,000,000............................................  $223,775     $372,959     $447,551     $  597,142     $  672,142
$1,500,000............................................  $336,275     $560,459     $672,551     $  897,142     $1,009,642
$2,000,000............................................  $448,775     $747,959     $897,551     $1,197,142     $1,347,142

     At December 31, 1995, credited years of service under the Pension Plan for the executive officers named in the Summary Compensation Table were: Mr. Langbo, 39 years; Mr. Knowlton, 16 years; Mr. Fritz, 17 years; Mr. Thomason, 30 years; and Mr. Camstra, 39 years. The compensation covered by the pension plans is equal to the amounts shown in the Summary Compensation Table as Salary and Bonus. Covered compensation for Mr. Fritz was $660,500.

     The Company has an International Retirement Plan ("IRP") to provide supplemental death, disability and retirement benefits to certain Company employees who, at the Company's request, serve with one or more of the Company's international subsidiaries and, consequently, do not otherwise accrue the same level of benefits which would have accrued had their employment with the Company been continuous in the United States. Participants in the IRP are those designated by the Company or any participating subsidiary if approved by a committee appointed by the Chairman of the Board. Covered compensation and the calculation of average annual compensation under the IRP is generally the same as under the Pension Plan. At December 31, 1995, Mr. Langbo and Mr. Camstra each had 39 years of credited service and Mr. Fritz had 17 years of credited service under the IRP. Annual benefits payable under the IRP are offset by the value of certain other Company or subsidiary pension programs, government-sponsored benefits, e.g., Social Security or state mandated termination benefits, and Company or subsidiary contributions to savings or thrift programs. Estimated annual benefits payable upon retirement of Mr. Langbo, Mr. Camstra, and Mr. Fritz, assuming the specified compensation and years of credited service, without the offsets described above, are as shown in the following table. Such amounts assume payments in the form of a straight life annuity.


                               PENSION PLAN TABLE

                         INTERNATIONAL RETIREMENT PLAN

                                                                            AVERAGE YEARS OF SERVICE
                                                       ------------------------------------------------------------------
                    REMUNERATION                          15           25            30             40             45
-----------------------------------------------------  --------     --------     ----------     ----------     ----------
$ 300,000............................................  $ 87,600     $141,600     $  168,600     $  222,600     $  249,600
$ 500,000............................................  $146,000     $236,000     $  281,000     $  371,000     $  416,000
$ 750,000............................................  $219,000     $354,000     $  421,500     $  556,500     $  624,000
$1,000,000...........................................  $292,000     $472,000     $  562,000     $  742,000     $  832,000
$1,500,000...........................................  $438,000     $708,000     $  843,000     $1,113,000     $1,248,000
$2,000,000...........................................  $584,000     $944,000     $1,124,000     $1,484,000     $1,664,000

STOCK OPTION LOANS AND EXECUTIVE OFFICER INDEBTEDNESS

     Effective December 7, 1990, the Company terminated a loan program that had existed for financing the exercise of options and the payment of associated taxes. As of December 31, 1995, the following executive officers had outstanding loans, bearing interest at 7.11% per year, in the respectively indicated principal amounts: A. G. Langbo, $126,961; W. A. Camstra, $116,097; T. A. Knowlton, $63,408; D. R. Schaller, $68,354; J. M. Stewart, $80,130; and J. R.
Hinton, $34,171. The largest aggregate amount of such stock option indebtedness for each such person during 1995 was, respectively: $183,332; $180,016; $79,688; $83,335; $124,370 and $140,506.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of non-employee, independent directors and is responsible for the establishment and oversight of executive compensation policies. The Company's executive compensation program is significantly linked to stockholder return and the emphasis is on pay for performance with individual, business unit, and corporate performance on a short- and long-term basis as the major considerations.

COMPENSATION PRINCIPLES

     The Committee's review of executive compensation incorporates the following basic compensation principles:

     - Compensation should encourage behavior that exemplifies the values which the Company believes are essential in building long-term growth in volume and profit, enhancing its worldwide leadership position and providing increased value for stockholders. These shared values are profit and growth, people, consumer satisfaction and quality, integrity and ethics, and social responsibility.

     - Compensation at all levels should be competitive with comparable organizations and should reward performance and contribution to the Company's objectives.

     - As employees assume greater responsibilities, a larger proportion of their total compensation will be "at-risk" incentive compensation (both short- and long-term), subject to individual and corporate performance measures.

     - Continuous improvement is expected in the defined targets and measures.

     - Stock options are an effective method of aligning the interests of employees and stockholders and encouraging employees to think and act like owners.

     It is the Committee's belief that a compensation program designed with these basic principles in mind should work to ensure present and future leadership performance which will result in optimal returns to the Company's stockholders over time. The executive compensation program is composed of three key elements: base salary, annual bonus awards, and long-term incentives. Each of these components is described below.

SALARIES

     Salaries are determined by a process which includes evaluating levels of responsibility, utilizing competitive surveys to determine appropriate salary ranges and evaluating individual performance to determine salary increases. The Company uses a job evaluation process to develop the relative value of each position. Salary ranges are targeted at the 75th percentile of a compensation survey covering over 600 companies (the "Compensation Survey") prepared by a national compensation consultant. The companies included within the Compensation Survey operated in numerous industries and include most of the companies which currently comprise the S&P Food Index, the performance of which is reflected on the "Stock Performance Graph" on page 14 of this Proxy Statement. Another compensation survey covering salary, bonus, long-term incentives, benefits and perquisites (the "Second Survey") was also used for 1995 to ensure that the total remuneration package was competitive. This Second Survey confirmed that the Company's compensation planning methodology, as described in this Report, would result in competitive compensation packages at not less than the median of such survey. The Second Survey consisted of 30 comparable organizations among which the Company competes for executive talent, including most of the companies comprising the S&P Food Index, and was conducted by a national compensation consultant. For the purpose of determining cash compensation, the Committee believes that the companies included in both surveys provide an appropriate base of comparable organizations.

BONUS

     Target bonuses, which are a percentage of the midpoint of the applicable salary range, are determined using as an objective the 75th percentile of the Compensation Survey. Recommended bonus awards are then determined by adjusting the target bonus awards based on individual performance factors. The result is then adjusted further based on the Company's earnings per share as compared to the target earnings per share. This adjustment of the recommended bonus may result in a bonus payment ranging from 0% to 150% of the recommended bonus. In addition, the Company has a Senior Executive Officer Performance Bonus Plan (the "Performance Bonus Plan") which is a performance based plan intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code. The Performance Bonus Plan is administered by the Compensation Committee and awards are based on the achievement of pre-established performance factors, including long-term financial and non-financial objectives. With respect to the Chief Executive Officer, the factors are the same as those utilized by the Committee in its annual determination of his performance. The total of all bonuses granted under the Performance Bonus Plan shall not exceed 3/4 of 1 percent of the net income of the Company.

LONG-TERM INCENTIVES

     The Company's long-term incentive program currently consists of grants of options to purchase shares of the Company's common stock under the 1991 Incentive Plan. Compensation pursuant to stock options is tied directly and exclusively to stock price performance so that each stockholder must benefit before the optionee can receive any benefit from the option. The 1991 Incentive Plan is designed to attract, retain and reward key employees of the Company and strengthen the mutuality of interest between key employees and the stockholders of the Company. Stock option targets are established by determining the 50th percentile value of all long-term incentives provided at various levels of responsibility based on the Second Survey. For the purpose of determining long-term incentives, the Committee believes that the Second Survey is an appropriate survey base of comparable companies providing long-term incentives among which the Company competes for executive talent. Individual performance, as determined by the performance management process, is used to modify the target award.

PERQUISITES

     The Company does not grant significant perquisites to its employees or officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

     For 1995, the salary, bonus and long-term incentive awards of the Chief Executive Officer ("CEO") were determined by the Committee substantially in conformance with the policies described above for all other executives of the Company. The Committee evaluates the CEO's contribution to the Company's achievement of its long-term financial and nonfinancial objectives on an ongoing basis. In addition, the Committee evaluates the performance of the CEO at least annually based upon a variety of factors including the Company's earnings per share, return on equity, return on assets, growth in sales and earnings, market share, total return to stockholders (based on the market value of the Company's stock and dividends thereon) and the extent to which strategic and business plan goals are met. The Committee does not assign relative weights or rankings to each of such factors but instead makes a subjective determination based upon a consideration of all such factors. In setting the CEO's 1995 compensation, the Committee noted continued positive sales volume growth, the maintenance of market share in the United States and globally, as well as continued emphasis on cost containment and satisfactory levels of return on equity, return on assets and total return to stockholders (as evidenced by the Stock Performance Graph on page 14 of this Proxy Statement).

     In determining Mr. Langbo's compensation package for 1995, the Committee specifically reviewed, in addition to the financial factors described in the preceding paragraph, the Company's global leadership in new market development and the implementation of several initiatives to reduce excess manufacturing capacity and to realign manufacturing and employee resources. The Committee further determined to grant Mr. Langbo additional options under the 1991 Incentive Plan in lieu of a portion of his cash bonus for 1995. Increasing Mr. Langbo's stock-based compensation further links his total pay package to stockholder value and Company performance.

     In summary, based on the performance of the Company in 1995 and the Committee's determination of the CEO's contribution to this performance and to the positioning of the Company for future long-term growth, the Committee has determined that the compensation paid to the CEO, as described in the Summary Compensation Table on page 8 of this Proxy Statement, serves the best interests of the Company's stockholders.

     The Committee believes that option grants under the 1991 Incentive Plan meet the requirements for deductible compensation under Section 162(m) of the Internal Revenue Code. The Committee certified that the bonus granted to Mr. Langbo under the Performance Bonus Plan met the requirements of the plan. The Committee reserves the flexibility to award compensation outside of any plan qualifying under Section 162(m) should circumstances arise under which payment of such additional compensation would be in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE:
Russell G. Mawby (Chairman)
Gordon Gund
J. Richard Munro
Harold A. Poling
Donald Rumsfeld
Dolores D. Wharton

February 15, 1996

STOCK PERFORMANCE GRAPH


     The following graph compares the yearly percentage change in the Company's cumulative, five-year total stockholder return with the Standard and Poor's 500 Stock Index (the "S&P 500 Index") and the Standard and Poor's Food Group Index (the "S&P Food Index"). The graph assumes that $100 was invested on December 31, 1990 in each of the Company's common stock, the S&P 500 Index and the S&P Food Index, and that all dividends were reinvested. The graph is not, nor is it intended to be, indicative of future performance of the Company's common stock.


      Measurement Period
    (Fiscal Year Covered)           S&P 500        S&P FOOD         KELLOGG
1990                                       100             100             100
1991                                       130             146             176
1992                                       140             146             184
1993                                       155             134             160
1994                                       157             149             168
1995                                       215             190             228

PROPOSAL 2.

                  PROPOSED AMENDMENT TO THE COMPANY'S AMENDED
             RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE
                  AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

     The Company's Board of Directors has adopted a resolution recommending that the stockholders adopt an amendment to Article FOURTH of the Company's Amended Restated Certificate of Incorporation, (the "Certificate of Incorporation") in order to increase the authorized number of shares of the Company's common stock from 330 million to 500 million (the "Amendment"). If the Amendment is approved, the first sentence of the first paragraph of Article FOURTH of the Certificate of Incorporation, which sets forth the Company's presently authorized capital stock, will be deleted and the following will be substituted therefor:

     "The total number of shares of capital stock which this Corporation shall have authority to issue is 500,000,000 shares of common stock of the par value of $0.25 per share."

     The Board of Directors believes that the authorized number of shares of common stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors including, without limitation: acquiring other businesses in exchange for shares of the Company's common stock; entering into collaborative research and development arrangements with other companies in which common stock or the right to acquire common stock are part of the consideration; facilitating broader ownership of the Company's common stock by effecting a stock split or issuing a stock dividend; flexibility for possible future financings; and attracting and retaining valuable employees and directors by the issuance of additional stock options or awards. The Company at present has no commitments, agreements or undertakings to issue any such additional shares. The Board of Directors considers the authorization of additional shares of common stock advisable to ensure prompt availability of shares for issuance should the occasion arise. If required by law or regulation, the Company will seek stockholder approval prior to any issuance of shares.

     The Company intends to apply to the New York Stock Exchange, on which the shares of the Company's common stock are currently listed, for the listing thereon of the additional shares to be issued and reserved for future issuance as a result of the Amendment. Shares of the Company's common stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. Adoption of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. Shares not voted (whether by abstention, broker non-votes or otherwise) have the effect of a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

PROPOSAL 3.

                           PROPOSED AMENDMENTS TO THE
                KELLOGG COMPANY 1990 STOCK COMPENSATION PROGRAM
                           FOR NON-EMPLOYEE DIRECTORS

     On February 16, 1996, the Board of Directors amended the Kellogg Company 1990 Stock Compensation Program for Non-Employee Directors (the "Program"), subject to stockholder approval. The Program currently provides that non-employee directors receive 200 shares of the Company's common stock following the Annual Meeting. Under the proposed amendments (the "Amendments"), for 1996 and thereafter the number of shares granted will be increased to 500, while other benefits, described below, will be eliminated. The Amendments are intended to aid the Company in attracting, retaining and compensating highly qualified individuals who are not employees of the Company for service as members of the Board of Directors and to provide them with an additional ownership interest in the Company's common stock. The Amendments will be beneficial to the Company and its stockholders by giving non-employee directors a greater personal financial stake in the Company through ownership of common stock in addition to underscoring their common interest with stockholders in increasing the value of the Company's stock over the long term.

     The Amendments subject future awards of shares to restrictions that prohibit participants from selling, transferring or otherwise encumbering the shares during their term of service as a director and eliminate the tax equalization provision which provided for payments to participants equal to the increase in the participant's federal tax liabilities as a result of stock grants under the Program.

     As amended, the Program will permit non-employee directors of the Company to participate in the Program on a non-discretionary basis. Each participant will be fully vested in the shares awarded to him or her pursuant to the Program on the date of grant. However, the participant may not sell, transfer or otherwise encumber the shares and the shares shall be placed in a trust and will not be available to the director until his or her service as a member of the Board of Directors is terminated.

     The Amendments were adopted as a substitution for all future annual retirement benefit accruals and as an alternative to increasing the directors' cash fees. (Effective with its approval of the Amendments, the Board voted to terminate the annual retirement benefit program for non-employee directors. See discussion on page 7 of this Proxy Statement.) If the Amendments are not approved by the stockholders, the Company would consider increasing payment of fees in cash so as to attract and retain highly qualified individuals. Approval of the Amendments would mean that the Company would remain competitive with respect to compensation paid to non-employee directors of similarly situated companies and that the Company could keep pace with the growing number of companies using stock as a method of non-employee director compensation. This summary of the Amendments is subject to the specific provisions contained in the official text of the Program set forth in Appendix A to this Proxy Statement.

     The dollar value of the benefits that would be received by non-employee directors as a result of the Amendments is not determinable at this time since it is dependent upon the value of the Company's common stock at the date the shares are granted to the directors. However, the following table shows the dollar value of the benefits which would have been received by non-employee directors in the last fiscal year if the Amendments had been in effect.

                               NEW PLAN BENEFITS

 KELLOGG COMPANY 1990 STOCK COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS (AS
                                    AMENDED)

NAME AND POSITION                                                         DOLLAR VALUE      NUMBER OF UNITS
-----------------------------------------------------------------------   ------------      ---------------
Non-Employee Director Group*                                                $350,625          5,500 shares

---------------

* There are 11 Non-Employee Directors who would have each received 500 shares of the Company's common stock (300 shares more than the 200 they currently receive). The dollar value was calculated based upon the share price on April 21, 1995.


     Adoption of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented and entitled to vote at the Annual Meeting. Shares not voted (whether by abstention or broker non-votes) have the effect of a vote against the proposal.


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

             STOCKHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES AND SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

     Stockholder recommendations for nominees for membership on the Board of Directors will be considered by the Nominating Committee. Recommendations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599, which will forward them to the Chairman of the Nominating Committee. With respect to the 1997 Annual Meeting of Stockholders, a stockholder will be permitted to nominate one or more persons for election as director only if written notice of such stockholder's intent to make such nomination or nominations is received by the Company not earlier than December 1, 1996, and not later than January 30, 1997, and such stockholder complies with certain other requirements specified in the Company's Bylaws. Stockholder proposals submitted for presentation at the 1997 Annual Meeting of Stockholders of the Company must be received by the Company no later than November 13, 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP is the independent auditor for the Company. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so. The Price Waterhouse LLP representative is also expected to be available to respond to appropriate questions at the meeting.

                                 OTHER BUSINESS

     It is not intended that any business other than that set forth in the Notice of Annual Meeting and more specifically described in this Proxy Statement will be brought before the meeting. However, if any other business should properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the Proxy.

                      By Order of the Board of Directors,

                                Richard M. Clark
                             Senior Vice President
                         General Counsel and Secretary

March 13, 1996

                                                                      APPENDIX A

                         STOCK COMPENSATION PROGRAM FOR
             NON-EMPLOYEE DIRECTORS OF KELLOGG COMPANY (AS AMENDED)

    This is the Stock Compensation Program for Non-Employee Directors of Kellogg Company (the "Program").

1. Purpose. The purpose of the Program is to attract and retain outstanding non-employee directors by enabling them to participate in the Company's growth through automatic, non-discretionary awards of shares of common stock of the Company.

2. Eligibility. Eligibility for participation in the Program is limited to persons then currently serving as directors of the Company who are not "employees" of the Company (or any of its subsidiaries) within the meaning of the Employee Retirement Income Security Act of 1974 or for federal income tax withholding purposes (the "Participants").

3. Stock Available for the Program. Shares of stock available for issuance pursuant to the Program may be either authorized but unissued shares or shares which have been or may be reacquired by the Company including Treasury shares of the common stock of the Company, $0.25 par value (the "Stock"). An aggregate of 187,200 shares of the Stock shall be so available. No awards shall be made under the Program after 1999.

4. Awards of Restricted Stock. Awards of 500 shares of Stock shall be made to each Participant with at least one year of service as a member of the Board following each Annual Meeting of Stockholders. All such Stock shall be restricted, in that the Participants may not sell, transfer or otherwise encumber the shares and the shares will be placed in a trust and will not be available to a Participant until his or her service as a member of the Board of Directors is terminated.

5. Rights of Participants. The Company shall establish a bookkeeping account in the name of each Participant (the "Stock Account"). As of the date that shares are awarded to a Participant, the Participant's Stock Account shall be adjusted to reflect such shares and an aggregate number of shares credited to each Participant on such date shall be transferred by the Company to the Kellogg Company Grantor Trust for Non-Employee Directors. Except for the right to direct the Trustee as to the manner which the shares are to be voted, a Participant shall not have any rights with respect to any shares credited to the Participant's Stock Account and transferred to the Trust until the date the Participant ceases, for any reason, to serve as a director of the Company.

6. Changes in Capitalization or Organization. Nothing contained in this document shall alter or diminish in any way the right and authority of the Company to effect changes in its capital or organizational structure; provided, however, that the following procedures shall be recognized.

6.1. Stock Split, Stock Dividend, or Extraordinary Distribution. In the event the number of shares of common stock of the Company is increased at any time by a stock split, by declaration by the Board of Directors of the Company of a dividend payable only in shares of such stock, or by any other extraordinary distribution of shares, the number of shares granted pursuant to Article 4 above shall be proportionately adjusted.

6.2. Organizational Changes. In the event a merger, consolidation, reorganization, or other change in corporate structure materially changes the terms or value of the common stock of the Company, the number of shares granted pursuant to Article 4 above shall be adjusted in such manner as the Board of Directors in its sole discretion shall determine to be equitable and consistent with the purposes of the Program. Such determination shall be conclusive for all purposes with respect to the grant made in Article 4 above.

7. Listing, Registration, and Legal Compliance. Each award made pursuant to
Article 4 above shall be subject to the requirement that if at any time counsel to the Company shall determine that the listing, registration or qualification thereof or of any shares of the stock subject thereto upon any securities exchange or under any foreign, federal or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with such award or delivery of shares of the Stock thereunder, no such award may be made or implemented unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained free of any conditions not acceptable to the Company. The holder of any such award shall supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in effecting or obtaining such listing, registration, qualification, consent, approval or other action.

8. Obligation to Reelect. Nothing in this Program shall be deemed to create any obligation on the part of the Board of Directors to nominate any director for reelection by the Company's shareholders.

9. Termination or Amendment of the Program. The Board of Directors reserves the right to terminate or amend the Program at any time; provided, however, that such action shall not adversely affect the rights of any Participant under its provisions with respect to awards of the Stock theretofore made, and provided further that such action shall not increase the amount of authorized and unissued shares of the Stock available for the Program as specified in Article 3 above or materially increase the benefits to Participants.

10. Effective Date. This Program shall become effective as of the date that it is ratified by the stockholders and no award made hereunder shall be effective unless the Program is so ratified.

                          REQUEST FOR ADMISSION TICKET

     If you plan to attend the 1996 Annual Meeting of Stockholders of Kellogg Company to be held at 1 p.m. on Friday, April 19, 1996, this form should be used to request an admission ticket. If your request is received by April 10, 1996, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration area located in the W.K. Kellogg Auditorium lobby beginning at 11:30 a.m. on the day of the Annual Meeting.

     The envelope provided for return of your proxy card can be used to return this form or you may mail the ticket request directly to Kellogg Company, Attn. Barbara Auble, One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599.

     NOTE: IF YOUR SHARES ARE CURRENTLY HELD IN THE NAME OF YOUR BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO ATTEND THE MEETING, YOU MUST PROVIDE PROOF OF OWNERSHIP TO OBTAIN AN ADMISSION TICKET (E.G., A LETTER FROM YOUR BROKER, BANK OR OTHER NOMINEE INDICATING THAT YOU ARE THE BENEFICIAL OWNER OF KELLOGG COMPANY STOCK AS OF MARCH 1, 1996, THE RECORD DATE).

                              (cut on dotted line)
 ................................................................................

     I (we) plan to attend the 1996 Annual Meeting of Stockholders of Kellogg Company. (Attendance will be limited to stockholders only. If your shares are held in a joint account and you would like more than one ticket sent, please indicate both names of the stockholders of record on the form below.)

Name(s)
       -------------------------------------------------------------------------

Address
       -------------------------------------------------------------------------

City                                        State          Zip Code
    ----------------------------------------     ----------        -------------

Account Number (on Proxy Card)
                              --------------------------------------------------

                                 KELLOGG'S LOGO

               KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

                        THE BEST TO YOU EACH MORNING(R)



RECYCLED LOGO

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3. PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY //

(To withhold authority to vote for any individual nominee(s), strike a line through the nominee's name to the left and fill in the "For All Except" oval).

                                                               For All
                                                For  Withheld  Except
1.  ELECTION OF FOUR DIRECTORS-NOMINEES:         //     //       //
    Claudio X. Gonzalez, William C. Richardson,
    Donald Rumsfeld, and John L. Zabriskie

                                                For  Against  Abstain
2.  APPROVAL OF AMENDMENT TO THE COMPANY'S       //     //      //
    AMENDED RESTATED CERTIFICATE OF INCORPO-
    RATION TO INCREASE THE AUTHORIZED NUMBER
    OF SHARES OF COMMON STOCK.


                                                For  Against  Abstain
3.  APPROVAL OF AMENDMENTS TO THE                //     //      //
    KELLOGG COMPANY 1990 STOCK
    COMPENSATION PROGRAM FOR NON-
    EMPLOYEE DIRECTORS.

Signature(s) of holders of common stock should agree with the name(s) shown on this Proxy. For joint accounts, both owners should sign.

                Dated:                                    ,1996
                      ------------------------------------

Signature(s)
            ---------------------------------------------------

---------------------------------------------------------------
Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

                               KELLOGG COMPANY
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 19, 1996

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints A. G. Langbo and R. G. Mawby, or each one or more of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Kellogg Company to be held on April 19, 1996 and at any adjournments thereof, and to vote as specified on this Proxy the number of shares of common stock of Kellogg Company the undersigned would be entitled to vote if personally present upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

IF NOT MARKED TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR PROPOSALS, 1,
2 AND 3.

       IMPORTANT: THIS PROXY IS CONTINUED AND MUST BE SIGNED AND DATED
                             ON THE REVERSE SIDE.